Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2011, in Amendment No. 1 to the Registration Statement (Form S-4/A) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of 5,297,022 shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
August 18, 2011